                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

                            (AMENDMENT NO. _________)



                                   Seec, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   784110-10-8
 -------------------------------------------------------------------------------
                                 (CUSIP Number)





                                Page 1 of 5 pages

---------------------------                           --------------------------
CUSIP NO. 784110-10-8                                 Page  2  of  5  Pages
          -----------                                     -----  -----
---------------------------                           --------------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Adam D. Young
           ###-##-####
--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           N/A
--------------------------------------------------------------------------------

 3   SEC USE ONLY


--------------------------------------------------------------------------------

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
--------------------------------------------------------------------------------

                  5       SOLE VOTING POWER

                               306,438 shares

    NUMBER OF    ---------------------------------------------------------------
      SHARES
   BENEFICIALLY   6       SHARED VOTING POWER
     OWNED BY
       EACH                    0 shares
    REPORTING    ---------------------------------------------------------------
      PERSON
       WITH       7       SOLE DISPOSITIVE POWER

                               306,438 shares
                 ---------------------------------------------------------------

                  8       SHARED DISPOSITIVE POWER

                               0 shares

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             306,438 shares
--------------------------------------------------------------------------------

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------

 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.10%
--------------------------------------------------------------------------------

 12    TYPE OF REPORT*

             IN
--------------------------------------------------------------------------------


                                Page 2 of 5 pages

                                    ITEM 1(a)

Name of Issuer: Seec, Inc.

                                    ITEM 1(b)

Address of Issuer's Principal Executive Offices: 5001 Baum Blvd., Pittsburgh, PA 15213


                                    ITEM 2(a)

Name of Person Filing:  Adam D. Young

                                    ITEM 2(b)

Address of Principal Business Office or, if none, Residence: 10 Riverside Drive, Marblehead, MA 01945

                                    ITEM 2(c)

Citizenship: USA

                                    ITEM 2(d)

Title of Class of Securities: Common Stock

                                    ITEM 2(e)

CUSIP Number: 784110-10-8


                                     ITEM 3

Not Applicable


                                     ITEM 4

Ownership:

     (a)   Amount Beneficially Owned: 306,438 shares

     (b)   Percent of Class: 6.10%




                                Page 3 of 5 pages

     (c)   Number of Shares as to which such person has:

             (i)  sole power to vote or to direct the vote: 306,438 shares

            (ii)  shared power to vote or to direct the vote: 0 shares

           (iii)  sole power to dispose or to direct the disposition of:
                  306,438 shares

            (iv)  shared power to dispose or to direct the disposition of:
                  0 shares


                                     ITEM 5

Ownership of Five Percent or Less of Class: Not Applicable


                                     ITEM 6

Ownership of More than Five Percent on Behalf of Another Person: Not Applicable


                                     ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not Applicable


                                     ITEM 8

Identification and Classification of Members of the Group: Not Applicable


                                     ITEM 9

Notice of Dissolution of Group: Not Applicable


                                     ITEM 10

Certification: Not Applicable






                                Page 4 of 5 pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             November 26, 1997
                                             -----------------------------------
                                             Date



                                             /s/ Adam D. Young
                                             -----------------------------------
                                             Signature



                                             Adam D. Young
                                             -----------------------------------
                                             Name








                                Page 5 of 5 pages